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CONFIDENTIAL



February 25, 2001



VIA FACSIMILE (408-876-5175)
----------------------------
Board of Directors
c/o Mr. W. Michael Long
Chairman of the Board of Directors
WebMD
4600 Patrick Henry Drive
Santa Clara, CA 95054

Dear Fellow Board Members:

I am writing officially to notify you that the actions of management of WebMD with respect to Quintiles and other parties with whom WebMD has contractual obligations raises in my mind as a director of WebMD questions whether WebMD's interests are being appropriately served. Since Quintiles is involved in some of these matters and since WebMD has taken action adverse to Quintiles, I have recused myself of all Board matters and deliberations regarding Quintiles and WebMD. Until further notice, please do not provide me, in my capacity as a director of WebMD, with any WebMD information regarding this matter. I will excuse myself from the portion of any Board meetings at which this matter is discussed.

Sincerely,

/s/ Dennis B. Gillings

Dennis B. Gillings, Ph.D.
Chairman and Chief Executive Officer


cc:      Charles A. Mele